NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (‘SEC’) of its intention to remove the entire class of Common Stock (the ‘Common Stock’) of Quantum Corporation (the ‘Company’) from listing and registration on the Exchange on February 11, 2019 pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for listing and trading on the Exchange. The Exchange reached its decision to initiate delisting proceedings because the Company had not filed with the U.S. Securities and Exchange Commission its Form 10-K filing for March 31, 2018, and its Form 10-Qs for the periods ended December 31, 2017, June 30, 2018, and September 30, 2018, within the required timeframe pursuant to Section 802.01E of the NYSE’s Listed Company Manual. The Exchange, on January 15, 2019, determined that the Common Stock should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone on January 14, 2019 and letter by January 15, 2019. The Company had a right to appeal the determination to delist the Common Stock by a Committee of the Board of Directors of the Exchange, provided that it filed a written request for such a review with the Secretary of the Exchange within ten calendar days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.